Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Jennison Sector Funds, Inc.:

We consent to the incorporation by reference, in this registration statement, of our reports dated January 27, 2006 on the statements of assets and liabilities of Jennison Utility Fund, Jennison Financial Services Fund, Jennison Technology Fund and Jennison Health Sciences Fund (constituting Jennison Sector Funds, Inc., hereafter referred to as the “Funds”), including the portfolios of investments, as of November 30, 2005, and the related statements of operations for the year then ended, and the statements of changes in net assets and financial highlights for each of the years in the two-year period then ended. These financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights” in the Prospectuses and “Other Service Providers” and "Financial Statements" in the Statement of Additional Information.

KPMG LLP

New York, New York

January 27, 2006